EXHIBIT 99.1

United-Guardian Announces Special and Semi-Annual Dividend

HAUPPAUGE, N.Y., Dec. 6, 2012 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG), a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products, announced today that the company's Board of Directors, at its meeting on December 4, 2012, declared both a semi-annual dividend of $0.44 per share, and a special dividend of $0.50 per share. Both dividends will be paid on December 21, 2012 to all stockholders of record as of the close of business on December 14, 2012.

"We are pleased to be in a position to pay both our regular semi-annual dividend as well as this special dividend," stated Ken Globus, President of United-Guardian. "Given the uncertainty of the tax treatment of dividends after the end of this year, the Board felt that paying this special dividend would be in the best interest of our stockholders. Our strong cash and marketable securities position, along with our belief that we will continue to generate and increase free cash flow from the business over the long-term, also factored into the decision. It also reflects our continuing commitment to return excess cash to shareholders. The board believes that paying a special dividend at this time is a tax-efficient way to provide additional value to our shareholders, and will not in any way compromise the company's ability to fund any anticipated capital expenditures."

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900